Exhibit 21.1
SUBSIDIARIES OF
FERRELLGAS PARTNERS, L.P.
Ferrellgas, L.P., a Delaware limited partnership
Ferrellgas Partners Finance Corp., a Delaware Corporation

SUBSIDIARIES OF
FERRELLGAS, L.P.
bluebuzz.com, Inc., a Delaware Corporation
Ferrellgas Receivables, LLC, a Delaware limited liability company
Ferrellgas Finance Corp., a Delaware Corporation
Blue Rhino Canada, Inc., a Delaware Corporation
Blue Rhino Global Sourcing, LLC, a Delaware limited liability company
Quick Ship, Inc., a Delaware Corporation
Uni Asia, Ltd, a Seychelles limited company
R-4 Technical Center-NC, LLC, a limited liability company